EXHIBIT 23.2


                    CONSENT OF INDEPENDENT ACCOUNTANTS

     We consent to the incorporation by reference in this registration statement of PharmaKinetics Laboratories, Inc. on Form S-8 of our report dated August 14, 1996, on our audits of the consolidated financial statements and financial statement schedule of PharmaKinetics Laboratories, Inc. as of June 30, 1996 and 1995, and for the three years in the period ended June 30, 1996, which report is included in the Annual Report on Form 10-K of PharmaKinetics Laboratories, Inc.

     We also consent to the reference to our firm under the caption "Interests of Named Experts and Counsel" in the Registration Statement.


Coopers & Lybrand L.L.P.
Baltimore, Maryland
January 14, 1997